                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                              (Initial Filing)*


                                    Inco Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                Class VBN Shares
--------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                   453258709
--------------------------------------------------------------------------------
                                 (CUSIP Number)


          BOB GREENWOOD:  ROBERTSON, STEPHENS & COMPANY, INCORPORATED
          555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                 (415) 781-9700
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                OCTOBER 22, 1996
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               SCHEDULE 13D
-------------------------------------------------------------------------------
            CUSIP NO. 577913106             Page  2  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Contrarian Fund
     Tax I.D. 94-3174915
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*      1,971,900 shares were acquired upon the exchange of
                           securities, without payment of funds, in the merger
                           of Diamond Fields Resources, Inc., a Canadian
     WC                    corporation, with Inco Limited, a Canadian
                           corporation.  The remaining shares were purchased
                           using working capital of the fund.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   0
    OWNED                 -----------------------------------------------------
   BY EACH                 (8)  SHARED VOTING POWER
  REPORTING
 PERSON WITH                    3,276,350
                          -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER

                                0
                          -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                3,276,350
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,276,350
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.65%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  3  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*      763,700 shares were acquired upon the exchange of
                           securities, without payment of funds, in the merger
                           of Diamond Fields Resources, Inc., a Canadian
     WC                    corporation, with Inco Limited, a Canadian
                           corporation.  The remaining shares were purchased
                           using working capital of the fund.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   0
    OWNED                 -----------------------------------------------------
   BY EACH                 (8)  SHARED VOTING POWER
  REPORTING
 PERSON WITH                    1,350,000
                          -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER

                                0
                          -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                1,350,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,350,000
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.21%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IV
-------------------------------------------------------------------------------
SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  4  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Global Natural Resources Fund
     Tax I.D. 94-6688562
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   0
    OWNED                 -----------------------------------------------------
   BY EACH                 (8)  SHARED VOTING POWER
  REPORTING
 PERSON WITH                    40,000
                          -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER

                                0
                          -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                40,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     40,000
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .15%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  6  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Off-shore Fund
     Tax I.D. N/A

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   0
    OWNED                 -----------------------------------------------------
   BY EACH                 (8)  SHARED VOTING POWER
  REPORTING
 PERSON WITH                    325,000
                          -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER

                                0
                          -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                325,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     325,000
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.25%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               SCHEDULE 13D
-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  7  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874   See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
                                0
 BENEFICIALLY             -----------------------------------------------------
                           (8)  SHARED VOTING POWER
    OWNED
                                4,991,350 shares held of record by The
                                Robertson Stephens Orphan Fund of which
                                Robertson, Stephens & Co. Investment
                                Management, L.P. and Bayview Investors, Ltd.
                                are the General Partners. Includes shares
                                held of record by The Robertson Stephens
                                Orphan Offshore Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is the General Partner. Includes shares held
                                of record by The Robertson Stephens
                                Contrarian Fund of which Robertson, Stephens
                                & Co. Investment Management, L.P. is
                                investment adviser. Includes shares held of
                                record by The Robertson Stephens Global
                                Natural Resources Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is investment adviser. Includes shares held
                                of record by The Robertson Stephens Partners
                                Fund of which Robertson, Stephens & Co.
                                Investment Management, L.P. is investment
                                adviser See Item 5.)
                          -----------------------------------------------------
   BY EACH                 (9)  SOLE DISPOSITIVE POWER

  REPORTING                     0
                          -----------------------------------------------------
 PERSON WITH               (10) SHARED DISPOSITIVE POWER

                                4,991,350
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,991,350
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.27%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

CUSIP NO. 577913106
-------------------------------------------------------------------------------
     CO
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               SCHEDULE 13D
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  8  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors LTD
     Tax I.D. 94-3172874     See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
                                0
 BENEFICIALLY
                          -----------------------------------------------------
    OWNED                  (8)  SHARED VOTING POWER

   BY EACH                      1,350,000 shares held of record by The
                                Robertson Stephens Orphan Fund of which
  REPORTING                     Robertson, Stephens & Co. Investment
                                Management, L.P. and Bayview Investors, Ltd.
 PERSON WITH                    are the General Partners.
                          -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER

                                0
                          -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                1,350,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,350,000
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.21%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               SCHEDULE 13D
-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  9  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management L.P.
     Tax I.D. 94-3181687     See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
                                0
 BENEFICIALLY             -----------------------------------------------------
                           (8)  SHARED VOTING POWER
    OWNED
                                4,991,350 shares held of record by The
   BY EACH                      Robertson Stephens Orphan Fund of which
                                Robertson, Stephens & Co. Investment
  REPORTING                     Management, L.P. and Bayview Investors, Ltd.
                                are the General Partners. Includes shares
 PERSON WITH                    held of record by The Robertson Stephens
                                Orphan Offshore Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is the General Partner. Includes shares held
                                of record by The Robertson Stephens
                                Contrarian Fund of which Robertson, Stephens
                                & Co. Investment Management, L.P. is
                                investment adviser. Includes shares held of
                                record by The Robertson Stephens Global
                                Natural Resources Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is investment adviser. See Item 5.)
                          -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER

                                0
                          -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                4,991,350
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,991,350
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.27%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------

CUSIP NO. 577913106

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               SCHEDULE 13D
-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  10  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
                                0
 BENEFICIALLY             -----------------------------------------------------
                           (8)  SHARED VOTING POWER
    OWNED
                                4,991,350 shares held of record by The
   BY EACH                      Robertson Stephens Orphan Fund of which
                                Robertson, Stephens & Co. Investment
  REPORTING                     Management, L.P. and Bayview Investors, Ltd.
                                are the General Partners. Includes shares
 PERSON WITH                    held of record by The Robertson Stephens
                                Orphan Offshore Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is the General Partner. Includes shares held
                                of record by The Robertson Stephens
                                Contrarian Fund of which Robertson, Stephens
                                & Co. Investment Management, L.P. is
                                investment adviser. Includes shares held of
                                record by The Robertson Stephens Global
                                Natural Resources Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is investment adviser.)
                          -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER

                                0
                          -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                4,991,350
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,991,350
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.27%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

CUSIP NO. 577913106

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               SCHEDULE 13D
-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  11  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
                                0
 BENEFICIALLY             -----------------------------------------------------
                           (8)  SHARED VOTING POWER
    OWNED
                                4,991,350 shares held of record by The
   BY EACH                      Robertson Stephens Orphan Fund of which
                                Robertson, Stephens & Co. Investment
  REPORTING                     Management, L.P. and Bayview Investors, Ltd.
                                are the General Partners. Includes shares
 PERSON WITH                    held of record by The Robertson Stephens
                                Orphan Offshore Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is the General Partner. Includes shares held
                                of record by The Robertson Stephens
                                Contrarian Fund of which Robertson, Stephens
                                & Co. Investment Management, L.P. is
                                investment adviser. Includes shares held of
                                record by The Robertson Stephens Global
                                Natural Resources Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is investment adviser.  See Item 5.)
                          -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER

                                0
                          -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                4,991,350
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,991,350
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.27%

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               SCHEDULE 13D
-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  12  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
                                0
 BENEFICIALLY             -----------------------------------------------------
                           (8)  SHARED VOTING POWER
    OWNED
                                4,991,350 shares held of record by The
   BY EACH                      Robertson Stephens Orphan Fund of which
                                Robertson, Stephens & Co. Investment
  REPORTING                     Management, L.P. and Bayview Investors, Ltd.
                                are the General Partners. Includes shares
 PERSON WITH                    held of record by The Robertson Stephens
                                Orphan Offshore Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is the General Partner. Includes shares held
                                of record by The Robertson Stephens
                                Contrarian Fund of which Robertson, Stephens
                                & Co. Investment Management, L.P. is
                                investment adviser. Includes shares held of
                                record by The Robertson Stephens Global
                                Natural Resources Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is investment adviser.  See Item 5.)
                          -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER

                                0
                          -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                4,991,350
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,991,350
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.27%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

CUSIP NO. 577913106

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               SCHEDULE 13D
-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  13  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
                                0
 BENEFICIALLY             -----------------------------------------------------
                           (8)  SHARED VOTING POWER
    OWNED
                                4,991,350 shares held of record by The
   BY EACH                      Robertson Stephens Orphan Fund of which
                                Robertson, Stephens & Co. Investment
  REPORTING                     Management, L.P. and Bayview Investors, Ltd.
                                are the General Partners. Includes shares
 PERSON WITH                    held of record by The Robertson Stephens
                                Orphan Offshore Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is the General Partner. Includes shares held
                                of record by The Robertson Stephens
                                Contrarian Fund of which Robertson, Stephens
                                & Co. Investment Management, L.P. is
                                investment adviser. Includes shares held of
                                record by The Robertson Stephens Global
                                Natural Resources Fund of which Robertson,
                                Stephens & Co. Investment Management, L.P.
                                is investment adviser.  See Item 5.)
                          -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER

                                0
                          -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                4,991,350
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,991,350
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.27%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

CUSIP NO. 577913106

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               SCHEDULE 13D
-------------------------------------------------------------------------------
            CUSIP NO. 453258709             Page  14  of  15  Pages
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                           / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
-------------------------------------------------------------------------------
   NUMBER OF               (7)  SOLE VOTING POWER
    SHARES
                                0
 BENEFICIALLY             -----------------------------------------------------
                           (8)  SHARED VOTING POWER
    OWNED
                                4,991,350
   BY EACH                -----------------------------------------------------
                           (9)  SOLE DISPOSITIVE POWER
  REPORTING
                                0
 PERSON WITH              -----------------------------------------------------
                           (10) SHARED DISPOSITIVE POWER

                                4,991,350
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,991,350
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.27%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Item 1:  SECURITY AND ISSUER.

         This Schedule 13D is filed with respect to the Class VBN shares of Inco Ltd., - located at 145 King Street West, Suite 1500, Toronto, Ontario, Canada (the "Company").

ITEM 2:  IDENTITY AND BACKGROUND.

         The Schedule 13D is filed on behalf of the Robertson Stephens Contrarian Fund, the Robertson Stephens Global Natural Resources Fund, the Robertson Stephens Orphan Fund L.P., the Robertson Stephens Orphan Off-shore Fund, Bayview Investors Ltd., Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul
H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this schedule 13D were made by the Robertson Stephens Contrarian Fund, the Robertson Stephens Global Natural Resources Fund, the Robertson Stephens Orphan Fund L.P., and the Robertson Stephens Orphan Off-shore Fund ("the Funds").

    This Schedule 13D relates to the indirect beneficial ownership RS&Co., Inc. in the shares of the Company held by the Fund. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

    Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.

I. (a) The Robertson Stephens Contrarian Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Contrarian Fund is: Robertson Stephens Investment Management, L.P. The General Partner of Robertson Stephens Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Business Trust, Registered Investment Company.

    (d)   No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

II  (a)  The Robertson Stephens Global Natural Resources Fund, A Massachusetts
         Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is: Robertson Stephens Investment Management, L.P. The General Partner of

CUSIP NO. 577913106

         Robertson Stephens Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Business Trust, Registered Investment Company.

    (d)   No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.


III.(a)  The Robertson Stephens Orphan Fund, A California Limited
         Partnership.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

IV. (a) The Robertson Stephens Orphan Fund, A California Limited Partnership. Robertson, Stephens & Co. Investment Management L.P. and Bayview Investors Ltd are the General Partners.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)   No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

V. (a) Bayview Investors Ltd. is a California Limited Partnership. Robertson, Stephens & Co, Inc. is the General Partner.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)   No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

CUSIP NO. 577913106

VI. (a) The Robertson Stephens Orphan Offshore Fund, A Cayman Islands Limited Partnership. Robertson, Stephens & Co. Investment Management L.P. is the General Partner.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)   No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

VII.(a) Robertson, Stephens & Co Investment Management L.P. is a California limited Partnership. Robertson, Stephens & Co. Inc. is the General Partner.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)   No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

VIII.(a) Robertson, Stephens & Company, Incorporated, is a California
         Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, Investment Management, L.P.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Corporation, Investment Banking.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

IX. (a)  Paul H. Stephens.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

CUSIP NO. 577913106

    (e)  No civil or administrative proceedings.

X.  (a)  Sanford R. Robertson.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

XI. (a)  Michael G. McCaffery.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

XII.     (a)  G. Randy Hecht.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

XIII.(a) Kenneth R. Fitzsimmons.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

CUSIP NO. 577913106

    (e)  No civil or administrative proceedings.

ITEM 3:  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

         The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:  PURPOSE OF TRANSACTION:

         The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

         (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:



                                                                No. of Shares
         Name of                                                 Beneficially    Percentage of
         Beneficial Owner                                               Owned          Class(1)
         --------------------------------------------------------------------------------------
         The Robertson Stephens Contrarian Fund                  3,276,350 (2)          12.65%
         The Robertson Stephens Orphan Fund                      1,350,000 (3)           5.21%
         Bayview Investors Ltd.                                  1,350,000 (4)           5.21%
         The Robertson Stephens Global Natural Resources            40,000 (5)            .15%
         The Robertson Stephens Orphan Offshore Fund               325,000 (6)           1.25%
         Robertson, Stephens & Co Investment Mngmt L.P.          4,991,350 (7)          19.27%
         Robertson, Stephens & Company, Incorporated             4,991,350 (8)          19.27%
         Paul H. Stephens                                        4,991,350 (9)          19.27%
         Sanford R. Robertson                                   4,991,350 (10)          19.27%
         Michael G. McCaffery                                   4,991,350 (11)          19.27%
         G. Randy Hecht                                         4,991,350 (12)          19.27%
         Kenneth R. Fitzsimmons                                 4,991,350 (13)          19.27%


(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934 as amended, on 25,899,000 Class VBN shares of Inco, Limited.

(2) The Contrarian Fund is a registered investment company. Robertson, Stephens & Company Investment Management, L.P. is the registered investment manager for the Contrarian Fund. RS&Co., Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

(3) The Orphan Fund is a California Limited Partnership. Robertson, Stephens & Company Investment Management, L.P. is a General Partner of the Orphan Fund. RS&Co., Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

(4) Bayview Investors, a California Limited Partnership, as General Partner of the Orphan Fund is deemed to have shared dispositive power over 1,350,000 shares of the Company.

(5) The Global Natural Resources Fund is a registered investment company. Robertson, Stephens & Company Investment Management, L.P. is the registered investment manager for the Fund. RS&Co., Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

(6) The Orphan Offshore fund is a Cayman Islands Limited Partnership. Robertson, Stephens & Company Investment Management, L.P. is the General Partner.

(7) Robertson, Stephens & Co. Investment Management L.P. ("RSIM") is a California Limited Partnership. RSIM is the registered investment adviser to the Robertson Stephens Global Natural Resources Fund.

(8) Robertson, Stephens & Company, Incorporated, a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management, L.P. and as such is deemed to have shared dispositive power over 4,991,350 shares of the Company.

(9) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 4,991,350 shares of the Company. He is also a shareholder of Robertson, Stephens & Company Inc.

(10) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 4,991,350 shares of the Company held by the Funds.

(11) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 4,991,350 shares of the Company held by the Funds.

(12) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 4,991,350 shares of the Company held by the Funds.

(13) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 4,991,350 shares of the Company held by the Funds.

(c)  The following transactions were effected during the past sixty days:

Entity               Date        Price       Shares     Where Effected
------               ----        -----       ------     --------------
Contrarian Fund     6/25/97     20.39        82,300      Open Market Buy
Contrarian Fund     6/25/97     20.46         6,000      Open market Buy
Contrarian Fund     7/22/97     18.77       146,000      Open Market Buy
Contrarian Fund     7/25/97     18.52       145,800      Open Market Buy
Contrarian Fund     7/28/97     18.47       183,000      Open Market Buy

CUSIP NO. 577913106

Contrarian Fund     7/28/97     18.47        64,100      Open Market Buy
Contrarian Fund     8/12/97     18.52       172,750      Open Market Buy
Orphan Fund         6/26/97     20.52        42,900      Open Market Buy
Orphan Fund         7/22/97     18.77        44,400      Open Market Buy
Orphan Fund         7/23/97     18.52        44,500      Open Market Buy
Orphan Fund         7/28/97     18.47        19,700      Open Market Buy
Orphan Fund         7/28/97     18.47        56,400      Open market Buy
Orphan Fund         8/12/97     18.52       262,100      Open market Buy
Orphan              7/23/97     18.77         9,600      Open Market Buy
(Offshore) Fund
Orphan              7/25/97     18.52         9,700      Open Market Buy
(Offshore) Fund
Orphan              7/28/97     18.47        16,500      Open Market Buy
(Offshore) Fund
Orphan              8/12/97     18.52        64,200      Open Market Buy
(Offshore) Fund
All Purchases and Sales were effected on the open market.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Please refer to Item 5.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

          Exhibit A  - Agreement of Joint Filing

          Exhibit B  - Power of Attorney

CUSIP NO. 577913106

ITEM 8.   SIGNATURE PAGE.

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    August 21, 1997

          THE ROBERTSON STEPHENS CONTRARIAN FUND, A REGISTERED INVESTMENT
COMPANY.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               ----------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               ----------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer



               Sanford R. Robertson*
               ----------------------------------------------------
               Sanford R. Robertson



               Michael G. McCaffery*
               ----------------------------------------------------
               Michael G. McCaffery



               G. Randy Hecht*
               ----------------------------------------------------
               G. Randy Hecht


               Kenneth R. Fitzsimmons*
               ----------------------------------------------------
               Kenneth R. Fitzsimmons


*By:
          ----------------------
          Robert C. Greenwood
          Pursuant to Power of Attorney
          Previously Filed

CUSIP NO. 577913106

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated May 2, 1994 containing the information required by Schedule 13D, for the Common Stock of Inco Ltd., - VBN Shares held by The Robertson Stephens Contrarian Fund and Robertson, Stephens & Company, Incorporated.

Dated:    August 21, 1997

          THE ROBERTSON STEPHENS CONTRARIAN FUND, A REGISTERED INVESTMENT
          COMPANY.
          By   Robertson, Stephens & Company Incorporated

          By:  Paul H. Stephens*
               ----------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          ROBERTSON, STEPHENS & COMPANY  INCORPORATED

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


               Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


               Sanford R. Robertson*
               ---------------------
               Sanford R. Robertson



               Michael G. McCaffery*
               ---------------------
               Michael G. McCaffery



               G. Randy Hecht*
               ---------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               -----------------------
               Kenneth R. Fitzsimmons



*By
          ----------------------
          Robert C. Greenwood
          Pursuant to Power of Attorney
          Previously Filed